EXHIBIT 99.1

BioLife Solutions Announces Record 4th Quarter and Full Year 2011 Financial Results and Provides 2012 Outlook

Management Forecasts Revenue Growth of at Least 50% and Positive Cash Flow

BOTHELL, WA—March 26, 2012—BioLife Solutions, Inc. (OTCBB: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media for cells and tissues, and contract aseptic media manufacturer, today announced record revenue for the fourth quarter and full year 2011, and for the first time, provided initial guidance on management’s outlook for the full year 2012.

Mike Rice, Chief Executive Officer, commented on the outlook for BioLife by stating, “We had very strong growth in 2011 and expect this momentum to accelerate in 2012.  Our best-in-class proprietary biopreservation media products are now used by hundreds of customers in the regenerative medicine, biobanking, and drug discovery markets.  This continued product adoption, along with a significant contract manufacturing customer we gained late in 2011, will enable BioLife to grow total revenue by 50% over 2011.”

Summary of 2011 Achievements

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Revenue and customer base continued to grow with shipments of CryoStor®, HypoThermosol®, and BloodStor®, to dozens of new and to existing customers in strategic direct markets of regenerative medicine, biobanking, and drug discovery. The Company’s estimated direct and indirect customer base now totals more than 400.

●	Revenue from distributors grew more than 150% over 2010 and was 20% of total revenue.

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The Company executed a significant confidential multi-year contract manufacturing services agreement to perform aseptic media formulation, fill, and finish of several biopreservation solutions for a new multinational customer.

Fourth Quarter 2011 Financial Results

Total revenue during the fourth quarter of 2011 was $809,564, compared to $575,994 in the same period of 2010. The increase of 41% from 2010 to 2011 was due primarily to a 175% increase in sales to distributors and an increase of over 70% in sales to customers in the regenerative medicine market segment.

Gross margin in the fourth quarter was a record high of 56% due mainly to improved utilization of the Company’s manufacturing facility.

Total operating expenses in the fourth quarter of 2011 were $667,650, compared to $522,588 in the fourth quarter of 2010. The primary driver for the increase in expenses was related to legal costs incurred in the fourth quarter of 2011.

Other expense is primarily related to interest expense on the Company’s notes payable. In the fourth quarter of 2011 other expense was $200,584, compared to $155,320 in the fourth quarter of 2010. Interest expense increased due to the additional borrowing in 2011.

For the fourth quarter of 2011, the Company reported a net loss of $411,170, or $(0.01) per share, compared with a net loss of $470,638, or $(0.01) per share, for the fourth quarter of 2010. Loss from operations in the fourth quarter of 2011 was $210,586, which was 33% lower when compared to the $315,318 loss from operations in the fourth quarter of 2010.

Full Year 2011 Financial Results

Total revenue in 2011 was $2,758,729, compared to $2,081,565 in the same period of 2010. This increase of 33% from 2010 to 2011 was driven by a 159% increase in sales to distributors, an increase of over 50% in year over year sales to customers in the regenerative medicine market segment, and continued strong sales to customers in the biobanking and drug discovery markets.

Gross margin increased significantly in 2011 to 51% compared to 41% in 2010, due mainly to improved utilization of the Company’s manufacturing facility.

Total operating expenses in 2011 were $2,612,841, compared to $2,250,584 in 2010. The primary driver for the increase in expenses was related to increased personnel costs and additional legal costs incurred in 2011.

In 2011 other expense was $746,956, compared to $589,434 in 2010. Interest expense increased due to the additional borrowing of $1,095,000 in 2011.

For the full year 2011, the Company reported a net loss of $1,956,639, or $(0.03) per share, compared with a net loss of $1,983,630, or $(0.03) per share in 2010. Loss from operations in 2011 was $1,209,683, which was 13% lower when compared to the $1,394,196 loss from operations in 2010.

Outlook for 2012

In 2012, BioLife management expects revenue to increase by at least 50% to approximately $4.1 MM. Revenue drivers include:

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Sales to the Company’s contract manufacturing customers; the new agreement BioLife executed in late 2011 is expected to generate $1MM - $2MM in annual contract manufacturing revenue. Shipments are expected to commence in the second quarter of 2012.

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Continued steady increases in revenue shipments to existing and new direct customers, specifically in the regenerative medicine market segment, as the Company’s customers continue to move their cell and tissue based therapies and products through the clinical trial and regulatory approval processes. Management estimates that a typical regenerative medicine customer could contribute $1MM - $2MM in annual revenue if its product is approved for worldwide commercialization.  While this segment is still in an early stage, and it is impossible to predict when or if any of BioLife’s customers will receive marketing and regulatory approvals, this segment represents significant upside in the Company’s business model.

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Throughout 2011 and the first quarter of 2012, BioLife executed non-exclusive agreements with several new distributors outside the US, and expects its indirect channel revenue to continue to grow at a strong rate.

Management expects slightly lower gross margin as a percentage of revenue in 2012 as a result of increased contract manufacturing, in addition to increased operating expenses associated with selling and product development activity.  The Company believes it will achieve positive cash flow from operations in 2012 and that cash generated from customer collections will provide sufficient funds to operate its business.

The Company will file its Form 10-K annual report for 2011 on Thursday, March 29, 2012.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets patented hypothermic storage and cryopreservation solutions for cells and tissues.  The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are marketed to academic and commercial organizations involved in cell therapy, tissue engineering, cord blood banking, drug discovery, and toxicology testing. BioLife’s products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced, delayed-onset cell damage and death.  BioLife’s enabling technology provides academic and clinical researchers significant improvements in post-thaw cell, tissue, and organ viability and function.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include any statements that relate to the intent, belief, plans or expectations of the Company or its management, or that are not a statement of historical fact.  Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Some of the specific factors that could cause BioLife Solutions’ actual results to differ materially are discussed in the Company’s recent filings with the Securities and Exchange Commission.  BioLife Solutions disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Media Relations:	Investor Relations:
Len Hall	Matt Clawson
Allen & Caron Inc	Allen & Caron Inc
(949) 474-4300	(949) 474-4300
len@allencaron.com	matt@allencaron.com

BioLife Solutions, Inc.

Statement of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenue
Product sales	$804,564	$570,994	$2,738,729	$2,061,565
Licensing revenue	5,000	5,000	20,000	20,000
Total revenue	809,564	575,994	2,758,729	2,081,565
Cost of product sales	352,500	368,724	1,355,571	1,225,177
Gross profit	457,064	207,270	1,403,158	856,388
Gross margin %	56%	36%	51%	41%

Operating expenses
Research and development	125,368	72,113	516,454	318,897
Sales and marketing	69,197	99,608	267,080	431,007
General and administrative	473,085	350,867	1,829,307	1,500,680
Total operating expenses	667,650	522,588	2,612,841	2,250,584

Operating loss	(210,586)	(315,318)	(1,209,683)	(1,394,196)

Total other income (expenses)	(200,584)	(155,320)	(746,956)	(589,434)

Net Loss	$(411,170)	$(470,638)	$(1,956,639)	$(1,983,630)

Basic and diluted net loss per common share	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Basic and diluted weighted average common shares used to calculate net loss per common share	69,679,854	69,679,854	69,679,854	69,679,854

Selected Balance Sheet Data	December 31,	December 31,
	2011	2010
Cash and cash equivalents	$16,864	$3,211
Accounts receivable	547,143	338,899
Inventories	505,956	410,486
Total current assets	1,160,407	814,973
Total current liabilities	579,248	340,702
Promissory notes payable, related parties	10,128,127	9,033,127
Accrued interest, related parties	2,025,961	1,354,975
Total liabilities	12,842,503	10,857,971
Total shareholders' equity (deficiency)	(11,180,486)	(9,548,912)

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